Exhibit 99.1

Staffing 360 Solutions Chairman’s Letter to Shareholders

New York – August 27, 2021 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today released a letter to shareholders from Brendan Flood, Chairman, CEO and President.

Dear Fellow Shareholders:

As Chairman, CEO and President of Staffing 360 Solutions, I am pleased to take this opportunity to review our 2021 progress as we emerge from the worldwide pandemic environment, discuss recent events, and update our shareholders on the opportunities and growth initiatives we are pursuing.

Improved Financial Results

We are encouraged with the strong performance in our second quarter. As recently reported in our Q2 and six-month results, the mid-point in 2021 marks growth in our business and a number of improved KPIs (key performance indicators). To highlight just two, in Q2 revenue grew 23% and gross profit grew 37% (excluding the disposed business) as compared with last year.

Also, our balance sheet is now greatly improved as a result of the substantive progress made since June 2020, including:

●	Maintained the $6 million reduction in overhead removed in 2020,
●	Received full forgiveness of $19.4 million in PPP loans from the Small Business Administration,
●	Completed capital raises totaling $43 million,
●	Reduced non-receivables debt and redeemable preference shares from $72.3 million (81%) to $13.5 million - decreasing our interest burden by more than $3.6 million per annum,
●	We are now in compliance with Nasdaq’s Equity Requirement with today’s preliminary pro forma stockholders’ equity of $22.5 million - far above the $2.5 million requirement

Recent Financings

As an emerging company in the staffing space, the recent series of financings were principally undertaken to reduce debt and to move us to an increased financially strengthened position. Thus, providing us with greater flexibility to both explore ways to pay off our high interest debt completely and selectively seek accretive acquisitions, while we simultaneously work to drive organic growth.

The proceeds from the most recent financing are intended to be used for working capital purposes. In particular, a portion of these funds has now been earmarked for expanding the Company’s temporary contractor payroll from September onwards to support (a) the expected seasonal increase and (b) the anticipated increase in job seekers as the unemployment stimulus ends. There is no guarantee that we will be able fill all of these roles, should they arise, but we would most certainly not be in a position to do so without working capital funding. Temporary staffing businesses are, by their nature, working capital intensive and we are no different from other staffing firms in our market as explained further below.

End of Unemployment Stimulus

The timing of this week’s financing coincided well with last week’s announcement that the federal government would end the unemployment stimulus subsidy as of September 6th for the approximately 9 million currently unemployed. Finding candidates in the face of the enhanced unemployment stimulus was certainly a challenge. To illustrate, recently we have been placing approximately 3,000 Commercial temps per week, leaving approximately 1,000 Commercial jobs unfilled due to lack of available workers to fill them.

We are prepared to do our part to help swiftly fill the pent-up demand for temporary placements with what is expected to be a dramatic increase in the number of people seeking employment.

-Continued-

Staffing 360 Solutions is typically reimbursed for the payroll expenses of its temporary workers, plus our mark-up, within 40 days of providing payroll to temp workers. The financing augments our ability to aggressively match temporary worker supply with employer demand.

Anticipating Positive Net Income

With an improved balance sheet, we are now in a substantially strengthened financial position. Our efforts are focused on building a successful business and, just as importantly, rebuilding investor confidence and trust. I look forward to our executing on our business plan to help drive improved near-term results. We expect that Q3 results should exceed those reported in Q2, and that Q4 should show further improvement over Q3 as discussed on the most recent Q2 Conference Call. If all goes as anticipated, we look to achieve positive net income by the end of Q4.

Continuing Growth = Organic + M&A

Organic growth in our six operating brands is being enhanced by the expansion of our geographic footprint into new regions – and aided by increasing cross sales between our brands. Our growth initiative also includes more fully exposing our clients to our entire suite of services/brands. The ability to offer clients a one-stop-shop is a sales advantage.

We purposely seek to be subject-matter experts in our five staffing verticals (within Professional & Commercial), rather than to be staffing generalists. Our growing success in cross sales is aided by the fact that we are agnostic to the industry in which the client does business we focus instead on the skillsets of our temporary and permanent placement employees/candidates. For example, we would place a Controller with a client in any variety of industries, ranging from aviation to healthcare, manufacturing and banking.

Expanding collaborative cross sales are not only occurring within each vertical – but also back and forth within our brands between Professional to Commercial, and vice-versa.

Since the dawn of the pandemic, we have worked smarter and more efficiently. As part of our broader plan to drive sales, we also actively seek contracts to place a higher number of workers, honing skills and training programs for enhanced sales/client relationships. We are in the people business, and a positive company culture is important to us. We maintain a high satisfaction rate with our temps as supported in the results of our new hire surveys (routinely conducted after 30 days and six months).

Customer satisfaction is also paramount to our success. As previously discussed, our largest UK client is processing a two-year extension to our framework agreement. Under the existing agreement we have placed temps for it in the US and UK and also expanded our work to place temporary workers in Mexico, Poland, Malaysia, and Romania. In addition, we have also been named by that client as its exclusive Managed Service Provider (MSP) for all of its IT recruitment globally. This MSP program includes over 400 placements per annum through our own brands and through Tier 2 suppliers (other staffing firms), and is expected to continue for at least two years.

-Continued-

The Staffing industry is highly fragmented and is sized at nearly $500 billion worldwide. Of the nearly 165,000 staffing companies globally, there are approximately 20,000 US companies generating less than $20 million in revenues. Deal flow remains strong, and we receive a number of opportunities every week to filter through as we seek accretive US acquisition candidates in the Professional vertical that meet our disciplined criteria.

Workplace Safety Policy

Both myself and our senior management team are vaccinated against COVID-19 and are leading by example. Our recently adopted workplace safety policy mandates that all of our internal employees also be fully vaccinated (unless they request and receive reasonable accommodation for a medical or religious exemption). We are following ongoing scientific advice to best allow us to meet the growing demands of our business – and to control what we can to avoid interruptions in productivity and office closings. We were all encouraged by the news this week that the Pfizer vaccine received full approval from the FDA and we remain vigilant and cautiously optimistic as we continue to progress through the coronavirus environment.

Our Vision

Our goal is to grow the Company organically and through select accretive M&A transactions on our way to achieving sustainable, profitable growth to a $500 million revenue company over the next two years.

We are seeing promising and positive indications in each of our five verticals, while industry trends continue to improve. We’ve concluded that now is the right time to enhance our investment community outreach, introducing the Staffing 360 Solutions opportunity to an expanded audience. Last week we presented at two virtual conferences, and our next virtual conference presentation is set for mid-September. Our IR plan includes regular attendance at select investment conferences and also meeting with investors targeted outside of our conference schedule.

Speaking on behalf of our entire management team and board of directors, I would like to reaffirm our commitment to building long-term value for our shareholders. Although we are proud of our accomplishments to date, we acknowledge that there is still much work to be done. We are committed to this ongoing effort, and appreciate your continuing support.

I would like to acknowledge my colleagues, our outstanding global management team and our employees. I extend my thanks and deepest gratitude to each them for their continued hard work, initiative and resilience during this unprecedented time.

Respectfully,

Brendan Flood

Chairman, CEO and President

Staffing 360 Solutions, Inc.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to retain our listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

818.379.8500 x 2 terri@bibimac.com